Exhibit 99.2
THOMAS PROPERTIES GROUP, INC. ANNOUNCES
FIRST QUARTER 2013 RESULTS
Thomas Properties Group, Inc. (Nasdaq: TPGI) reported today the results of operations for the quarter ended March 31, 2013.
The results of operations presented in this release include TPGI’s results of operations for three months ended March 31, 2013 and 2012. The consolidated net loss for the three months ended March 31, 2013 was $9.0 million or $0.20 per share compared to consolidated net loss of $3.1 million or $0.09 per share for the three months ended March 31, 2012. The increase in the consolidated net loss during the three months ended March 31, 2013 compared to the three months ended March 31, 2012 was primarily due to an increase in general and administrative expenses of $3.25 million to settle a professional fee claim. Additionally, there was a $0.8 million impairment charge to reduce the book value of Campus El Segundo, a development currently held for sale, to estimated net sales proceeds, with no comparable impairment charge in 2012. There was also an overall decrease of $2.7 million from equity in net income (loss) of unconsolidated real estate entities due to our increased ownership interest in the Austin properties from 6.25% to an effective interest of 33.3%.
TPGI's share of after tax cash flow (“ATCF”) for the three months ended March 31, 2013 was $0.1 million or $0.00 per share compared to ATCF of $1.7 million or $0.05 per share for the three months ended March 31, 2012. The decrease in ATCF per share for the three months ended March 31, 2013 compared to the three months ended March 31, 2012 was primarily the result of the overall reduction in consolidated net income described above for the three months ended March 31, 2013 compared to the same period in the prior year, and the increased number of shares of our common stock outstanding resulting from the issuance of common stock in 2012. The Company defines ATCF (a non-GAAP financial measure) as net income (loss) excluding the following items: noncontrolling interests, deferred income tax expense (benefit), non-cash charges for depreciation and amortization and asset impairment, amortization of loan costs, non-cash compensation expense, adjustments to recognize rental revenues using the straight-line method, adjustments to rental revenue to reflect the fair market value of rents, and gain from extinguishment of debt. ATCF is further described in note (a) and reconciled to net income (loss) in the financial statements below.
“During the first quarter of 2013, we closed the sales of two land parcels at Four Points Centre in Austin, Texas, as well as three suburban properties owned by our TPG/CalSTRS Austin partnership,” remarked Jim Thomas, Chairman and CEO. “These sales represent further progress in achieving our goal of disposing of non-strategic assets. We successfully refinanced our Two Commerce Square property in Philadelphia, and have continued to sell condominium units at Murano. We are concentrating on increasing the cash flow of our portfolio through acquisitions, improved occupancies and higher rental rates.”
Supplemental Materials
The Company publishes a Supplemental Financial Information package which is available at www.tpgre.com in the Investor Relations tab, Supplemental Financial Information section. The Company also provides an estimated net asset value workbook, available for download at www.tpgre.com in the Investor Relations tab, NAV Workbook section.
Teleconference and Webcast
TPGI will hold a quarterly earnings conference call on Tuesday, May 7, 2013 at 10:00 a.m. Pacific Time. To participate in the call, dial (800) 706-7745 and (617) 614-3472 internationally, and provide confirmation code 50767665.
A live webcast (listen only mode) of the conference call will also be available at that time. A hyperlink to the live webcast will be available from the Investor Relations section of our website at www.tpgre.com. A replay of the call will be available through May 28, 2013, by calling (888) 286-8010 and (617) 801-6888 internationally, and providing confirmation code 43698194. The replay will also be available on Thomas Properties Group, Inc.’s web site at www.tpgre.com. The webcast is also being distributed through the Thomson StreetEvents Network. Individual investors can listen to the call at www.earnings.com, Thomson’s individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson StreetEvents (www.streetevents.com), a password-protected event management site.
About Thomas Properties Group, Inc.
Thomas Properties Group, Inc., with headquarters in Los Angeles, is a full-service real estate company that owns, acquires, develops and manages primarily office, as well as mixed-use properties on a nationwide basis. The Company’s primary areas of focus are the acquisition and ownership of interests in premier office properties, property development and redevelopment, and property and investment management activities. For more information on Thomas Properties Group, Inc., visit www.tpgre.com.

Forward Looking Statements
Statements made in this press release or during the quarterly earnings conference call that are not historical may contain forward-looking statements. Although TPGI believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, these statements are subject to numerous risks and uncertainties. Factors that could cause actual results to differ materially from TPGI’s expectations include actual and perceived trends in various national and economic conditions that affect global and regional markets for commercial real estate services (including interest rates), the availability of debt and equity investors to finance commercial real estate transactions, our ability to enter into or renew leases at favorable rates, which can be impacted by the financial condition of our tenants, risks associated with the success of our development and property redevelopment projects, general volatility in the securities and credit markets, and the impact of tax laws affecting real estate. For a discussion of some of the factors that may cause our results to differ from management’s expectations, see the information under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Form 10-K for the year ended December 31, 2012 which is filed with the Securities and Exchange Commission. TPGI disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

THOMAS PROPERTIES GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)
(unaudited)

	Three months ended
	March 31,
	2013	2012
Revenues:
Rental	$7,389	$7,846
Tenant reimbursements	5,576	5,421
Parking and other	1,380	740
Investment advisory, management, leasing and development services	892	931
Investment advisory, management, leasing and development services - unconsolidated real estate entities	3,104	4,102
Reimbursement of property personnel costs	1,130	1,511
Condominium sales	4,398	919
Total revenues	23,869	21,470
Expenses:
Property operating and maintenance	6,618	6,264
Real estate and other taxes	1,995	1,920
Investment advisory, management, leasing and development services	1,920	2,994
Reimbursable property personnel costs	1,130	1,511
Cost of condominium sales	3,638	672
Interest	3,941	4,238
Depreciation and amortization	4,192	3,510
General and administrative	7,927	4,239
Impairment loss	753	—
Total expenses	32,114	25,348
Interest income	23	5
Equity in net income (loss) of unconsolidated real estate entities	(2,756)	(22)
Gain (loss) on sale of real estate	(700)	—
Income (loss) before income taxes and noncontrolling interests	(11,678)	(3,895)
Benefit (provision) for income taxes	(22)	(43)
Net income (loss)	(11,700)	(3,938)
Noncontrolling interests' share of net (income) loss:
Unitholders in the Operating Partnership	2,422	1,041
Partners in consolidated real estate entities	309	(223)
	2,731	818
TPGI's share of net income (loss)	$(8,969)	$(3,120)
Income (loss) per share - basic and diluted	$(0.20)	$(0.09)
Weighted average common shares - basic and diluted	45,826,728	36,737,276

Reconciliation of net income (loss) to ATCF (a):
Net income (loss)	$(8,969)	$(3,120)
Adjustments:
Income tax (benefit) provision	22	43
Noncontrolling interests - unitholders in the Operating Partnership	(2,422)	(1,041)
Depreciation and amortization	4,192	3,510
Amortization of loan costs	162	160
Non-cash compensation expense	953	648

	Three months ended
	March 31,
	2013	2012
Straight-line rent adjustments	327	(267)
Adjustments to reflect the fair market value of rent	41	8
Impairment loss	753	—
(Gain) loss on sale of real estate	700	—
Unconsolidated real estate entities at TPGI's share:
Depreciation and amortization	7,414	2,367
Depreciation and amortization from discontinued operations	233	173
Amortization of loan costs	(55)	76
Amortization of loan costs from discontinued operations	—	5
Straight-line rent adjustments	(692)	(13)
Straight-line rent adjustments from discontinued operations	(31)	(5)
Adjustments to reflect the fair market value of rent	(924)	(232)
Adjustments to reflect the fair market value of rent from discontinued operations	12	(16)
(Gain) loss on sale of real estate	(1)	—
Noncontrolling interests' share:
Depreciation and amortization	(1,967)	—
Depreciation and amortization from discontinued operations	(86)
Amortization of loan costs	28	—
Straight-line rent adjustments	221	—
Straight-line rent adjustments from discontinued operations	10	—
Adjustments to reflect the fair market value of rent	286	—
Adjustments to reflect the fair market value of rent from discontinued operations	(4)	—
ATCF before income taxes	$203	$2,296
TPGI's share of ATCF before income taxes (b)	$160	$1,716
TPGI's income tax refund (expense) - current	(22)	(17)
TPGI's share of ATCF	$138	$1,699
ATCF per share - basic	$—	$0.05
ATCF per share - diluted	$—	$0.05
Dividends paid per share	$0.02	$0.015
Weighted average common shares - basic	45,826,728	36,737,276
Weighted average common shares - diluted	46,091,417	37,076,840

a.
ATCF is a non-GAAP financial measure and may not be directly comparable to similarly-titled measures reported by other companies. We define ATCF as net income (loss) excluding the following items: i) deferred income tax expense (benefit); ii) noncontrolling interests; iii) non-cash charges for depreciation and amortization and asset impairment; iv) amortization of loan costs; v) non-cash compensation expense; vi) the adjustment to recognize rental revenues using the straight-line method; vii) the adjustment to rental revenue to reflect the fair market value of rents; and viii) gain from extinguishment of debt. Our management utilizes ATCF data in assessing performance of our business operations in period to period comparisons and for financial planning purposes. ATCF should be considered only as a supplement to net income as a measure of our performance. ATCF should not be used as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs. ATCF also should not be used as a substitute for cash flow from operating activities (computed in accordance with GAAP).

b.	Based on an interest in our operating partnership of 78.69% and 74.72% for the three months ended March 31, 2013 and 2012, respectively.

THOMAS PROPERTIES GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)

	March 31,	December 31,
	2013	2012
	(unaudited)	(audited)
ASSETS
Investments in real estate:
Operating properties, net	$270,353	$268,324
Land improvements—development properties, net	6,298	6,403
Investments in real estate, net	276,651	274,727
Condominium units held for sale	34,620	37,891
Investments in unconsolidated real estate entities	107,374	106,210
Cash and cash equivalents, unrestricted	86,873	76,689
Restricted cash	4,696	11,611
Rents and other receivables, net	2,024	1,825
Receivables from unconsolidated real estate entities	2,393	2,347
Deferred rents	19,394	18,994
Deferred leasing and loan costs, net	10,900	10,716
Other assets, net	15,386	10,222
Assets associated with land held for sale	47,651	59,760
Total assets	$607,962	$610,992
LIABILITIES AND EQUITY
Liabilities:
Mortgage loans	$263,304	$259,995
Accounts payable and other liabilities, net	31,433	28,346
Losses and distributions in excess of investments in unconsolidated real estate entities	10,878	10,084
Prepaid rent	2,651	1,784
Deferred revenue	11,194	10,566
Obligations associated with land held for sale	14,500	21,380
Total liabilities	333,960	332,155

Equity:
Stockholders’ equity:
Preferred stock, $.01 par value, 25,000,000 shares authorized, none issued or outstanding as of March 31, 2013 and December 31, 2012	—	—
Common stock, $.01 par value, 225,000,000 shares authorized, 46,303,321 and 46,126,481 shares issued and outstanding as March 31, 2013 of and December 31, 2012, respectively	463	461
Limited voting stock, $.01 par value, 20,000,000 shares authorized, 12,313,331 shares issued and outstanding as of March 31, 2013 and December 31, 2012	123	123
Additional paid-in capital	259,415	258,780
Retained deficit and dividends	(93,535)	(83,635)
Total stockholders’ equity	166,466	175,729
Noncontrolling interests:
Unitholders in the Operating Partnership	41,658	44,154
Partners in consolidated real estate entities	65,878	58,954
Total noncontrolling interests	107,536	103,108
Total equity	274,002	278,837
Total liabilities and equity	$607,962	$610,992

Contact: Thomas Properties Group, Inc.
Website: www.tpgre.com
Diana M. Laing, Chief Financial Officer
(213) 613-1900